Exhibit 4

VOTING, SUPPORT AND STANDSTILL AGREEMENT

VOTING, SUPPORT AND STANDSTILL AGREEMENT, dated as of January 12, 2023 (this “Agreement”), between Almitas Capital LLC, a Delaware limited liability company (the “Shareholder”), Carlyle Global Credit Investment Management, L.L.C., a Delaware limited liability company (“Carlyle”), and Vertical Capital Income Fund, a Delaware statutory trust (“VCIF” and, together with the Shareholder and Carlyle, the “Parties”).

RECITALS

WHEREAS, concurrently herewith, Carlyle and VCIF are entering into that certain Transaction Agreement (the “Transaction Agreement”);

WHEREAS, one of the conditions to the consummation of the Closing is the receipt of the VCIF Shareholder Approval;

WHEREAS, the Shareholder is the record or beneficial owner of the number and type of equity interests of VCIF (the “Shares”) set forth on Schedule A hereto (the Shares listed on Schedule A, together with any additional Shares or other voting securities of VCIF that the Shareholder owns of record or beneficially as of the date hereof or acquires after the date hereof of record or beneficially, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, redesignation, exchange or similar transaction, upon exercise or conversion of any options, warrants or other securities, or otherwise, the “Covered Shares”);

WHEREAS, as a condition and inducement to each of Carlyle’s and VCIF’s willingness to enter into the Transaction Agreement and to consummate the Contemplated Transactions, the Parties are entering into this Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings given to them in the Transaction Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENT

1. Agreement to Vote. Prior to the earlier of the Closing and the termination of the Transaction Agreement in accordance with its terms (the “Expiration Time”), the Shareholder irrevocably and unconditionally agrees that it shall at any meeting of the shareholders of VCIF (whether annual, special or otherwise and whether or not an adjourned or postponed meeting), however called, and in connection with any written consent of the shareholders of VCIF, however proposed: (a) when a meeting is held, appear at such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and when a written consent is proposed, respond to each request by VCIF for written consent, and (b) vote or consent, or cause to be voted at such meeting or cause such consent to be granted with respect to, all of the Covered Shares (i) in favor of the approval of each of the VCIF Shareholder Approval Matters and any other matters necessary or advisable for the consummation of Contemplated Transactions and any other action reasonably requested by Carlyle in furtherance thereof and (ii) against (A) any Competing Proposal or any action with the intention to further any Competing Proposal, (B) any other action that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the approval of the VCIF Shareholder Approval Matters or any of the other Contemplated Transactions or any of the transactions contemplated by this Agreement, (C) any action or transaction that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of VCIF contained in the Transaction Agreement or of the Shareholder contained in this Agreement, (D) any amendment or other change to VCIF’s Organizational Documents (other than as expressly contemplated by the VCIF Shareholder Approval Matters) and (E) any other material change in VCIF’s corporate structure or business (other than as expressly contemplated by the VCIF Shareholder Approval Matters). Notwithstanding anything to the contrary herein, this Section 1 shall not apply to any Covered Shares held by any investment fund for which the Shareholder or any of its Affiliates serves as the investment adviser to the extent any Contract in existence as of the date hereof between VCIF, on the one hand, and the Shareholder or such investment fund, on the other hand, requires such Covered Shares to be voted or consented in the same proportion as to how Shares held by non-affiliated holders vote or consent (the foregoing carveout, the “Proportionate Voting Carveout”).

2. Grant of Proxy. Solely in the event of a failure by the Shareholder to act in accordance with the Shareholder’s obligations pursuant to Section 1, the Shareholder hereby irrevocably (until the Expiration Time) grants to, and appoints, Carlyle, and any individual designated in writing by Carlyle, and each of them individually, as the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote, or grant a consent or approval in respect of, the Covered Shares in a manner consistent with Section 1. The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution of the Transaction Agreement and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all actions that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. The irrevocable proxy granted hereunder shall automatically terminate upon the Expiration Time. Upon delivery of a written request to do so by Carlyle, the Shareholder shall as promptly as practicable execute and deliver to Carlyle a separate written instrument or proxy that embodies the terms of the irrevocable proxy set forth in this Section 2.

3. Limitations on Transfer.

(a) Prior to the satisfaction of the condition set forth in Section 8.1(a) of the Transaction Agreement, the Shareholder shall not Transfer any Covered Shares.

(b) Following the satisfaction of the condition set forth in Section 8.1(a) of the Transaction Agreement, the Shareholder may freely Transfer its Covered Shares; provided, that any Affiliates of the Shareholder to whom Covered Shares are Transferred pursuant to this Section 3(b) (whether initially by the Shareholder or pursuant to successive Transfers by Affiliate transferees) shall execute a joinder to this Agreement agreeing to be bound by this Agreement.

(c) Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 3 shall, to the fullest extent permitted by applicable Law, be null and void.

(d) “Transfer” means: (i) any direct or indirect sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any Contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, gift, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Covered Shares (excluding, for the avoidance of doubt, entry into this Agreement); (ii) the deposit of any Covered Shares into a voting trust, the entry into a voting agreement with respect to such Covered Shares or the grant of any proxy, corporate representative appointment or power of attorney (or other consent or authorization with respect to such Covered Shares), in each case, that is inconsistent with the provisions of this Agreement; or (iii) any agreement or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii).

4. Updates to Covered Shares. Promptly following the acquisition of any Covered Shares or, pursuant to Section 3(b), the Transfer of any Covered Shares, the Shareholder shall send to VCIF and Carlyle a written notice setting forth the updated number of Covered Shares owned (beneficially or of record) by the Shareholder and its Affiliates.

5. Waiver of Dissenter’s Rights. The Shareholder, on behalf of itself and its Affiliates, hereby agrees not to commence or join in, or knowingly facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against VCIF, Carlyle or any of their respective Affiliates, successors or assigns or any of the respective directors or officers of any of the foregoing Persons relating to the negotiation, execution, delivery or performance of this Agreement, the Transaction Agreement, the Investment Advisory Agreement or any other agreement entered into in connection with the Contemplated Transactions (all such agreements, the “Subject Agreements”), including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of any Subject Agreement or (ii) alleging any breach of any fiduciary duty of the VCIF Board in connection with the negotiation, execution, delivery or performance of any Subject Agreement or the consummation of the transactions contemplated thereby, including the Contemplated Transactions. The Shareholder hereby agrees not to exercise or perfect, and hereby irrevocably and unconditionally waives, any statutory or other rights to demand appraisal of any Covered Shares owned (beneficially or of record) by the Shareholder that may arise in connection with the Transaction Agreement or the Contemplated Transactions.

6. Standstill. The Shareholder covenants and agrees with VCIF that, from the date hereof through the termination of this Agreement pursuant to Section 8, it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents (in each case, acting on the Shareholder’s behalf), affiliated persons (as defined in the Investment Company Act) and Representatives under the Shareholder’s control, and any other Affiliates of the Shareholder (all such Persons, collectively, the “Shareholder Entities”), not to, directly or indirectly, alone or in concert with other Persons (including by directing, requesting or suggesting that any other Person take any of the actions set forth below), unless specifically permitted in writing in advance by VCIF, take any of the actions with respect to VCIF as set forth below:

(a) effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other Person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to:

(i) any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a-1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of VCIF (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii) knowingly encourage or advise any other Person or knowingly assist or act to assist any Person in so encouraging or advising any Person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the VCIF Board’s or Carlyle’s recommendation with respect to VCIF in connection with such matter or encouragement or advice solely amongst the Shareholder Entities) with respect to VCIF;

(iii) engage, directly or indirectly, in any short sale that derives all or substantially all of its value from a decline in the market price of VCIF (for the avoidance of doubt, the Shareholder and its Affiliates may short-sell broad based indices);

(iv) any acquisition or agreement to acquire any voting or equity securities (or beneficial ownership thereof) of VCIF or direct or indirect rights or options to acquire, or instruments which are convertible into, any voting or equity securities of VCIF, or a material portion of the consolidated assets of VCIF, or any derivative securities or contracts the value of which is directly or indirectly tied to or derived from VCIF;

(v) any tender or exchange offer, merger or other business combination involving VCIF;

(vi) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to VCIF;

(b) form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of the Shareholder Entities) with respect to VCIF;

(c) deposit any securities of VCIF in any voting trust or subject any securities of VCIF to any arrangement or agreement with respect to the voting of the securities of VCIF, including, without limitation, lend any securities of VCIF to any Person for the purpose of allowing such Person to vote such securities in connection with any shareholder vote or consent of VCIF or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of the Shareholder and its Affiliates;

(d) seek, alone or in concert with others, (i) election or appointment to, or representation on, the VCIF Board, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the VCIF Board, (ii) the removal or resignation of any member of the VCIF Board, (iii) the removal or replacement of Carlyle or any of its Affiliates as the investment adviser to VCIF, (iv) the alteration, modification, or termination of the Investment Advisory Agreement, or (v) to knowingly encourage any such actions in clauses (i) through (iv);

(e) make any proposal for consideration by shareholders at any annual or special meeting of shareholders of VCIF (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 6) with respect to any shareholder proposal or written consent in a manner that is not supported by the VCIF Board;

(f) make a request for a shareholder list or other books and records of VCIF under Delaware law or any other statutory or regulatory provision;

(g) seek to control or publicly influence Carlyle with respect to VCIF, the VCIF Board or policies of VCIF;

(h) make any proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the VCIF Board, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of VCIF, (iii) any other material change in VCIF’s management, business or corporate structure with respect to VCIF, or (iv) any waiver, amendment or modification to the Organizational Documents of VCIF;

(i) enter into any negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(j) publicly request (x) that VCIF, the VCIF Board or any of their respective Representatives amend or waive any provision of this Section 6 (including this sentence) or (y) the VCIF Board to specifically invite the Shareholder Entities to take any of the actions prohibited by this Section 6.

Nothing in this Section 6 shall be deemed to prohibit the Shareholder Entities from communicating privately with the directors, officers, and advisors of VCIF (including Carlyle) so long as such private communications would not be reasonably expected to trigger public disclosure obligations for any Party.

7. No Inconsistent Agreements. The Shareholder hereby represents, warrants, covenants and agrees that, except as contemplated by this Agreement, it (a) has not entered into, and shall not enter into at any time prior to the termination of this Agreement pursuant to Section 8, any voting agreement, voting trust or other agreement that directly or indirectly addresses voting with respect to any Covered Shares and (b) has not granted, and shall not grant at any time prior to the termination of this Agreement pursuant to Section 8, a proxy or power of attorney with respect to any Covered Shares, in either case, which is inconsistent with this Agreement. If any such inconsistent agreement or proxy has been granted by the Shareholder, the Shareholder hereby terminates such agreement or proxy in full, and covenants to take all actions reasonably requested by Carlyle or VCIF in furtherance of such termination.

8. Termination. This Agreement shall terminate upon the earlier to occur of (a) the termination of the Transaction Agreement in accordance with its terms without the Closing occurring and (b) the Shareholder and its Affiliates no longer holding any Covered Shares (so long as such Covered Shares were disposed of in compliance with the terms of this Agreement); provided, that (i) Section 5, this Section 8, Section 11 and Sections 13 through 25 shall survive any such Termination and (ii) any such Termination shall not relieve any Party from any liability for its pre-Termination breach of this Agreement.

9. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Carlyle and VCIF as follows:

(a) Schedule A lists all shares of capital stock and other equity interests owned of record or beneficially by the Shareholder in VCIF, designating any such shares or other equity interests that are restricted or otherwise subject to vesting requirements. Schedule A lists all options, warrants and other securities convertible into or exercisable or exchangeable for shares of capital stock and other equity interests in VCIF owned of record or beneficially by the Shareholder. Schedule A further lists all Covered Shares that are subject to the Proportionate Voting Carveout (including the details of the applicable investment fund). Except as set forth on Schedule A, the Shareholder does not own of record or beneficially (i) any voting securities or other equity interests in VCIF or any securities convertible into or exercisable or exchangeable for any such voting securities or other equity interests or (ii) any derivative securities or contracts the value of which are directly or indirectly tied to or derived from VCIF. The Shareholder does not own of record any Shares which are beneficially owned by a third Person.

(b) Other than as contemplated by this Agreement, (i) the Shareholder is the record or beneficial owner of, and has good and valid title to, all of the Covered Shares, free and clear of all Liens, (ii) the Shareholder has sole voting power, sole dispositive power and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, (iii) such Covered Shares are not subject to any voting trust agreement or other Contract to which the Shareholder is a party restricting or otherwise relating to the voting or Transfer of such Covered Shares and (iv) the Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to such Covered Shares.

(c) The Shareholder has full legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize the execution and delivery by the Shareholder of this Agreement, the performance by the Shareholder of its obligations hereunder or the consummation by the Shareholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming due and valid authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(d) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Shareholder nor the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof will (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Shareholder pursuant to, any Contract to which the Shareholder is a party or by which the Shareholder or any property or asset of the Shareholder is bound or affected or (B) violate any Law applicable to the Shareholder or any of the Shareholder’s properties or assets except, for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of the Shareholder to perform its obligations hereunder on a timely basis.

(e) There is no Claim pending against the Shareholder or, to the knowledge of the Shareholder, any other Person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by any Party of its rights under this Agreement or the performance by any Party of its obligations under this Agreement on a timely basis.

(f) The Shareholder understands and acknowledges that each of Carlyle and VCIF is entering into the Transaction Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and agreements of the Shareholder contained herein and would not enter into the Transaction Agreement if the Shareholder did not enter into this Agreement.

10. Representations and Warranties of Carlyle and VCIF. Solely on its own behalf and in a several and not joint capacity, each of Carlyle and VCIF (each, for purposes of this Section 10, a “Non-Shareholder Party”) hereby represents and warrants to the Shareholder as follows:

(a) The Non-Shareholder Party has full legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Non-Shareholder Party and the consummation by the Non-Shareholder Party of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of the Non-Shareholder Party and no other actions or proceedings on the part of the Non-Shareholder Party are necessary to authorize the execution and delivery by the Non-Shareholder Party of this Agreement, the performance by the

Non-Shareholder Party of its obligations hereunder or the consummation by the Non-Shareholder Party of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Non-Shareholder Party and, assuming due and valid authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Non-Shareholder Party, enforceable against the Non-Shareholder Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b) Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Non-Shareholder Party for the execution, delivery and performance of this Agreement by the Non-Shareholder Party or the consummation by the Non-Shareholder Party of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Non-Shareholder Party nor the consummation by the Non-Shareholder Party of the transactions contemplated hereby nor compliance by the Non-Shareholder Party with any of the provisions hereof will (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Non-Shareholder Party pursuant to, any Contract to which the Non-Shareholder Party is a party or by which the Non-Shareholder Party or any property or asset of the Non-Shareholder Party is bound or affected or (B) violate any Law applicable to the Shareholder or any of the Non-Shareholder Party’s properties or assets except, for breaches, violations or defaults that would not, individually or in the aggregate, materially impair the ability of the Non-Shareholder Party to perform its obligations hereunder on a timely basis.

(c) There is no Claim pending against the Non-Shareholder Party or, to the knowledge of the Non-Shareholder Party, any other Person or, to the knowledge of the Non-Shareholder Party, threatened against the Non-Shareholder Party or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by any Party of its rights under this Agreement or the performance by any Party of its obligations under this Agreement on a timely basis.

11. Disclosure. The Shareholder hereby authorizes each of Carlyle and VCIF to publish and disclose in any announcement or disclosure the Shareholder’s identity and ownership of the Covered Shares and the nature of the Shareholder’s obligations under this Agreement, and to disclose and file a copy of this Agreement.

12. Further Assurances. From time to time, at the request of Carlyle or VCIF and without the payment of any consideration, the Shareholder shall take such further action as may reasonably be deemed by Carlyle or VCIF to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

13. Amendment or Supplement. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party; provided, that following the Closing, Section 6 may be amended, modified or supplemented by VCIF and the Shareholder without Carlyle’s consent.

14. Waiver. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party or by a duly authorized officer on behalf of such Party.

15. Interpretation. When a reference is made in this Agreement to a Section, paragraph, clause or Schedule, such reference shall be to a Section, paragraph, clause or Schedule of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender as the circumstances require, and in the singular or plural as the circumstances require. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” References in this Agreement to “vote”, “voting”, “voted” and likewise shall refer to shares being voted or otherwise tabulated in any manner possible, whether in person at a meeting, by written consent, by proxy or otherwise. A Person shall be deemed the “beneficial” owner of, shall be deemed to have “beneficial” ownership of, and shall be deemed to “beneficially” own any securities which such Person or any of such Person’s Affiliates (a) beneficially owns as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement, (b) has the right to acquire (whether such right is exercisable immediately or only after the passage of time), or (c) has the right to vote or dispose of, directly or indirectly. Any agreement, instrument or law defined or referred to herein means such agreement, instrument or law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to any law include references to any associated rules, regulations and official guidance with respect thereto. References to a Person are also to its predecessors, successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” are references to the lawful money of the United States of America. References to “days” mean calendar days unless otherwise specified. Each of the Parties acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and, accordingly, any rule of law or any legal doctrine that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

16. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service or delivery if served personally on the Party to whom notice is to be given, (ii) on the day after delivery to Federal Express or similar overnight courier to the Party as follows or (iii) on the date sent by e-mail of a “portable document format” (.pdf) document (without receipt of a delivery failure message):

(i)	If to the Shareholder, to:

Almitas Capital LLC

1460 4th Street, Suite 300

Santa Monica, CA 90401

e-mail: operations@almitascapital.com

(ii)	If to Carlyle or, after the Closing, to VCIF, to:

Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attention: Lauren Basmadjian

e-mail: lauren.basmadjian@carlyle.com

Attention: Brian Marcus

e-mail: brian.marcus@carlyle.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

900 G Street NW

Washington, DC 20001

Attention: Jonathan L. Corsico, Esq.

e-mail: jonathan.corsico@stblaw.com

Attention: Rajib Chanda, Esq.

e-mail: rajib.chanda@stblaw.com

Attention: Christopher Healey, Esq.

e-mail: christopher.healey@stblaw.com

(iii)	if to VCIF (prior to the Closing), to:

Vertical Capital Income Fund

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention: Michael D. Cohen

e-mail: mcohen@behringermail.com

with copies (which shall not constitute notice) to:

Thompson Hine LLP

41 South High Street, Suite 1700

Columbus, OH 43215

Attention: JoAnn Strasser, Esq.

e-mail: joann.strasser@thompsonhine.com

17. Entire Agreement. This Agreement and the Transaction Agreement (including the Exhibits and Disclosure Schedules thereto) constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede all prior agreements, arrangements, communications and understandings (whether written or oral) between the Parties with respect to the subject matter hereof.

18. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19. Governing Law. This Agreement, and all legal proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20. Submission to Jurisdiction. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding shall be brought exclusively in any federal court located in the State of Delaware. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

21. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

22. Enforcement. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur if the Parties do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. Each Party entitled to (i) an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, (ii) enforce specifically the terms and provisions of this Agreement or (iii) other equitable relief, in each case, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy. Notwithstanding anything to the contrary herein, Carlyle shall not be entitled to enforce any of the provisions of Section 6.

23. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

24. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

25. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

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IN WITNESS WHEREOF, each of the Parties has executed or caused to be executed this Agreement as of the date first written above.

ALMITAS CAPITAL LLC

By:	/s/ Ronald Mass
Name: Ronald Mass
Title: Managing Principal, Almitas Capital

VERTICAL CAPITAL INCOME FUND

By:	/s/ Michael Cohen
Name: Michael Cohen
Title: President

CARLYLE GLOBAL CREDIT INVESTMENT MANAGEMENT L.L.C.

By:	/s/ Justin Plouffe
Name: Justin Plouffe
Title: Managing Director

[Signature Page to Voting, Support and Standstill Agreement]

Schedule A

Shareholder	Covered Shares
Almitas Capital LLC	546,229